Exhibit 23.4

CONSENT

The undersigned consents to being named as a Qualified Person in this Registration Statement on Form F-3 filed by Gold Royalty Corp., and to the reference to the undersigned in the Registration Statement as having reviewed and approved the technical and scientific information contained in Gold Royalty Corp.’s Annual Report on Form 20-F for the year ended December 31, 2023 and incorporated by reference to this Registration Statement.

Alastair Still, P. Geo

July 15, 2024